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                                                                     EXHIBIT 2.1



                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                            KNOWLEDGEWARE SOLUTIONS, INC.,

                          KNOWLEDGEWARE ACQUISITION, CORP.,

                         NICOLLET PROCESS ENGINEERING, INC.,

                                    WILLIAM KLCO,

                                   KATHY MCFADDEN,

                                    STEVEN GAULD,

                                         AND

                                     DANE POWELL


                                  NOVEMBER 12, 1999

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                             AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER (collectively, this "Agreement"), dated as of November 12, 1999, by and among NICOLLET PROCESS ENGINEERING, INC., a Minnesota corporation ("Company"), KNOWLEDGEWARE ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Company ( the "Merger Sub"), KNOWLEDGEWARE SOLUTIONS, INC., a Michigan corporation (the "Target"), WILLIAM KLCO, KATHY MCFADDEN, STEVEN GAULD and DANE POWELL (William Klco, Kathy McFadden, Steven Gauld and Dane Powell are collectively referred to as the "Shareholders").

       WHEREAS, the respective Boards of Directors of the Target, the Merger Sub and the Company and the shareholders of the Target and the Merger Sub have approved the merger of the Merger Sub with and into the Target, as set forth below (the "Merger"), in accordance with applicable state law and upon the terms and subject to the conditions set forth in this Agreement, and

       WHEREAS, the Shareholders will be entitled to receive shares of the common stock of the Company pursuant to the Merger and the holders of shares of the Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be entitled to receive shares of the common stock of the Target;

       WHEREAS, Target, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to set forth various conditions to the Merger.

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Target, the Merger Sub and the Company agree as follows:

                                       ARTICLE
                                          1.
                                      THE MERGER

1.1    THE MERGER.

       Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and applicable law, at the Effective Time, the Merger Sub shall be merged with and into the Target. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Target shall continue as the surviving corporation (the "Surviving Corporation").

1.2    EFFECTIVE TIME.

       As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6, the Target and the Merger Sub shall execute, in the manner required by law, and deliver to the Secretary of State of the State of Michigan a Certificate of Merger and to the Secretary of State of

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the State of Minnesota Articles of Merger, each duly executed and verified by the appropriate parties hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

1.3    EFFECTS OF THE MERGER.

       The Merger shall have the effects set forth in the applicable provisions of Michigan and Minnesota law and as set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Target and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

       (a) The Articles of Incorporation of the Target (the "Articles of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, or as otherwise contemplated hereby.

       (b) The Bylaws of the Target in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, in accordance with the provisions thereof, hereof and applicable law.

1.5    DIRECTORS AND OFFICERS.

       The directors of Target shall be the initial directors of the Surviving Corporation and the officers of the Target shall be the initial officers of the Surviving Corporation and each shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6    CLOSING.

       The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (the "Closing Date"), at the offices of Varnum, Riddering, Schmidt & Howlett LLP, 333 Bridge Street, N. W., Grand Rapids, Michigan, unless another date or place is agreed to in writing by the parties hereto.

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1.7    SHAREHOLDER REPRESENTATIVE.

       (a) Each Shareholder hereby irrevocably appoints and designates William Klco as his or her representative and attorney-in-fact (the "REPRESENTATIVE).

       (b) The Shareholders hereby authorize the Representative (i) to take all action necessary in connection with the waiver of any condition to the obligations of any Shareholder to consummate the transactions contemplated hereby; (ii) to give and receive all notices required or permitted under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

       (c) In the event that the Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Shareholders will select another representative to fill each such vacancy and such substituted representative will be irrevocably appointed and designated the Representative for all purposes of this Agreement.

       (d) All decisions and actions by the Representative, including, without limitation, any agreement between the Representative and the Company relating to the waiver of any condition to the obligations of any Shareholder to consummate the transaction contemplated hereby, will be binding upon all of the Shareholders, and no Shareholder will have the right to object, dissent, protest or otherwise contest the same.

       (e) By their execution of this Agreement, each of the Shareholders agree that:

              The Company will be able to rely conclusively on the instructions and decisions of the Representative as to any actions required to be taken by the Representative hereunder, and no party hereunder will have any cause of action against the Company for any action taken by the Company in reliance upon the instructions or decisions of the Representative;

              all actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Shareholders, and no party hereto will have any cause of action against the Representative, in his capacity as a Representative, for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

              the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement; and

              the provisions of this Section 1.7 will be binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder will mean and include the successors to the rights of the Shareholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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                                       ARTICLE
                                          2.
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK
                           OF THE CONSTITUENT CORPORATIONS

2.1    EFFECT ON CAPITAL STOCK.

       As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Target common stock or any shares of common stock of the Merger Sub:

       (a) COMMON STOCK OF MERGER SUB. All of the shares of common stock of the Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into 10,000 shares of common stock of the Target.

       (b) EXCHANGE OF SHARES OF COMMON STOCK. Each share of the Target common stock issued and outstanding immediately prior to the Effective Time (other than (1) Target Common Stock held in the Target's treasury or by any of the Target's Subsidiaries, (2) Target Common Stock held by Company, Merger Sub or any other Subsidiary of Company, and (3) shares of Target common stock held by shareholders who have not voted in favor of the Merger (if entitled to vote) and has properly exercised and perfected appraisal rights in accordance with
Section 762 of the Michigan Business Corporation Act) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 70.4345 shares of common stock of the Company so that a total of 704,345 shares of the common stock of the Company shall be issued in exchange for 10,000 shares of the common stock of the Target by virtue of the Merger.

2.2.   EXCHANGE OF CERTIFICATES.

       (a) At the Closing, the Shareholders shall deliver to the Company certificates representing all of the issued and outstanding Target Common Stock (the "Certificates") and the Company shall deliver to each of the Shareholders a certificate representing the number of shares of Common Stock of the Company as is set forth opposite each Shareholder's name on Exhibit 2.2(a).

       (b) Until surrendered to the Company as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing the 70.4345 of shares of Common Stock of the Company for each share of Target Common Stock represented by the Certificate and the holder of such Certificate shall cease to have any rights with respect to such shares of Target Common Stock except as otherwise provided herein or by law.

       (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Certificate a certificate

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representing the number of shares of Common Stock of the Company the holder thereof is pursuant to Section 2.2(a).

                                       ARTICLE
                                          3.
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MERGER SUB

       Except as otherwise disclosed to the Target in a letter delivered to it at or prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company and the Merger Sub represent and warrant to the Target as follows:

3.1.   ORGANIZATION.

       The Company and the Merger Sub each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate powers and authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined in this Section 3.1). The Company and the Merger Sub each is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Material Adverse Effect. The Company and the Merger Sub have heretofore delivered to Target a complete and correct copy of each of their articles of incorporation and By-Laws, as currently in effect. As used in this Agreement, "Material Adverse Effect" means, with respect to any of the parties hereto, an individual or cumulative adverse change in or effect on the business, customers, customer relations, properties, financial condition or results of operations of such party which is reasonably expected to be materially adverse to the business, customers, customer relations, properties, financial condition or results of operations of such party; PROVIDED, HOWEVER, that the effects of changes that are generally applicable to (i) any change in generally accepted accounting principles ("GAAP") or SEC or other requirements applicable to companies generally or (ii) the United States securities markets shall be excluded from such determination; and PROVIDED, FURTHER that any adverse effect on any party resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, and the effects of any force majeure events shall also be excluded from such determination.

3.2.   CAPITALIZATION.

       (a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock. As of the date of this Agreement and immediately prior to the Effective Time, (i) 26,560,861 shares of the Company's common stock are issued and outstanding, (ii) no shares of such common stock are issued and held in the treasury of the Company, and (iii) no shares of preferred stock are issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.
Except as provided herein or as disclosed in the

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Company SEC Reports (as defined below), there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

       (b) All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of the Merger Sub are and as of the Effective Time shall be beneficially owned, directly or indirectly, by the Company, free and clear of all Liens. "Liens means any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record).

3.3.   AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.

       The Company and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board and the Merger Sub Board and Shareholders and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company or the Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Merger Sub and is a valid and binding obligation of the Company and the Merger Sub enforceable against the Company and the Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4.   CONSENTS AND APPROVALS, NO VIOLATIONS.

       Except as disclosed in Section 3.4 of the Company Disclosure Letter and except for (a) applicable requirements under the Securities Act of 1933, as amended ("Securities Act") and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (b) applicable requirements under state securities or "blue sky" laws or (c) as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by the Company or the Merger Sub nor the consummation by the Company or the Merger Sub of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), (iii) to the best knowledge of the Company, violate any Laws, or (iv) require on the part of the Company or the Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Authority.
"Laws" means any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters. "Authority" or "Authorities" means any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

3.5.   SEC REPORTS AND FINANCIAL STATEMENTS

       The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 1996 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the omission of footnotes.

3.6.   ABSENCE OF CERTAIN CHANGES.

       Except as (a) disclosed in the Company SEC Documents, (b) disclosed in Section of the Company Disclosure Letter or (c) contemplated by this Agreement, since May 31, 1999, the Company has not suffered any change constituting a Material Adverse Effect.

3.7.   BROKERS OR FINDERS.

       The Company, as to itself and the Merger Sub, represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.8.   INTERIM OPERATIONS OF THE MERGER SUB.

       The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.9.   LITIGATION.

       Except as disclosed in Section 3.9 the Company Disclosure Letter, as of the date hereof, there is no action, suit, proceeding or, to its knowledge, investigation pending or, to its knowledge, action, suit, proceeding, audit or investigation threatened, involving the Company or the Merger Sub, by or before any court, governmental or regulatory authority, which if adversely determined would have a Material Adverse Effect.

                                       ARTICLE
                                          4.
                      REPRESENTATIONS AND WARRANTIES OF TARGET

       Whenever any representation or warranty relating to the Target is made by the Shareholders pursuant to this Article 4, to the extent the representation or warranty relates to the time period subsequent to May 18, 1999 and prior to September 1, 1999, the representation and warranty shall be deemed to be made with respect to KnowSol, LLC, a Michigan Limited Liability Company (formerly called KnowSol Acquisition, LLC and Knowledgeware Solutions, LLC)(KnowSol, LLC is referred to as the "Predecessor Company"). Except as otherwise disclosed to the Company in a letter delivered to it at or prior to the execution of this Agreement (the "Target Disclosure Letter"), the Target represents and warrants to the Company and Merger Sub as follows:

4.1.   ORGANIZATION.

       Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Target has heretofore delivered to Company a complete and correct copy of each of its articles of incorporation and bylaws, as currently in effect.

4.2.   CAPITALIZATION OF TARGET.

       (a) As of the date hereof, the authorized capital stock of the Target consists of 60,000 shares of Common Stock. As of the date of this Agreement and the Effective Time, 10,000 shares of Target Common Stock are and shall be issued and outstanding, all of which are entitled to vote, and no shares of Target Common Stock were held in the Target's treasury. All the outstanding shares of Target capital stock are and shall be duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are, (i) no outstanding shares of capital stock or other voting securities of the Target, (ii) no outstanding securities of the Target convertible into or exchangeable for shares of capital stock or voting securities of the Target and (iii) no outstanding options or other rights to acquire from the Target, and no obligation of the Target to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Target (the items referred to in clauses (i), (ii) and (iii) being referred to collectively as the "Target Securities"). There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire any Target Securities.

       (b) All of the outstanding shares of capital stock of the Target are and as of the Effective Time shall be beneficially owned directly by the Shareholders, free and clear of all liens, pledge, security interests, claims or other encumbrances.

4.3.   AUTHORIZATION OF TARGET; VALIDITY OF AGREEMENT; NECESSARY ACTION.

       Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Target of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its board of directors and shareholders and no other corporate action on the part of Target is necessary to authorize the execution and delivery by Target of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and is a valid and binding obligation of Target enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.4.   AUTHORIZATION OF SHAREHOLDERS

       Each of the Shareholders has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. None of the Shareholders is a resident of any state that has enacted community property statutes nor is any of the Shareholders subject to any community property statutes. Each Shareholder has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by this Agreement to be executed and delivered by any of them. This Agreement has been duly and validly executed by each of the Shareholders and is the valid and binding legal obligation of each of the Shareholders enforceable against each of them in accordance with its terms.

4.5.   CONSENTS AND APPROVALS; NO VIOLATIONS.

       Except as disclosed in Section 4.5 of the Target Disclosure Letter or as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by Target and the Shareholders nor the consummation by Target and the Shareholders of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or bylaws of Target, (ii) result in a violation or breach of, or constitute
(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Target or any Shareholder is a party or by which it or any of their respective properties or assets may be bound, (iii) to the best knowledge of Target and the Shareholders, violate any Laws, or (iv) require on the part of Target any filing or registration with, notification to, or authorization, consent or approval of, any Authority.

4.6.   LITIGATION.

       Except as disclosed in Section 4.6 of the Target Disclosure Letter, there is no action, suit, proceeding or, to its knowledge, investigation pending or, to its knowledge, action, suit, proceeding, audit or investigation threatened, involving the Target, by or before any court, governmental or regulatory authority.

4.7.   COMPLIANCE WITH APPLICABLE LAWS.

       To the best of knowledge of Target and the Shareholders, Target is not in default or violation of any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Target.

4.8.   FINANCIAL STATEMENTS.

       Section 4.8 of the Target Disclosure Letter contains a copy of the Target's unaudited balance sheet as of August 31, 1999 and September 30, 1999 and monthly and year to date income statements of and for the periods ending August 31, 1999 and September 30, 1999, all such financial statements (collectively the "Financial Statements") having been prepared by the Target's management. Except as disclosed therein or in Section 4.8 of the Target Disclosure Letter, the Financial Statements: (i) are in accordance with the books and records of Target and have been prepared substantially in conformity with GAAP consistently applied for all periods (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of Target as of the respective dates thereof, and the income or loss for the periods then ended. The balance sheet as of September 30, 1999 is hereinafter referred to as the "Most Recent Balance Sheet" and the statement of income for the period ending September 30, 1999 is hereinafter referred to as the "Most Recent Income Statement". Except as set forth in Section 4.8 of the Target Disclosure Letter, neither Target nor the Predecessor Company has ever prepared any balance sheet, income statement, statement of changes in stockholders' equity or changes in cash flow which has been audited, reviewed or compiled by any third party auditor or accountant.

4.9.   ABSENCE OF UNDISCLOSED LIABILITIES.

       There are no Liabilities of the Target including Liabilities which may become known or which arise only after the Closing and which result from acts, omissions or occurrences of the Shareholders or the Target prior to the Closing other than: (i) Liabilities and obligations which are fully reflected or reserved for in the Most Recent Balance Sheet; (ii) Liabilities for express executory obligations to be performed after the Closing (other than any express executory obligations that might arise due to any default or other failure of performance by the Target or the Shareholders prior to the Closing Date) under the contracts described in Sections 4.12(f), 4.12(g) and 4.15 of the Target Disclosure Letter; and (iii) Liabilities incurred by the Target in the ordinary course of business since the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of
Law). "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or unaccrued, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Target's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. The Target is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

4.10.  ABSENCE OF CERTAIN CHANGES.

       Except as set forth in Section 4.10 of the Target Disclosure Letter, since the date of the Most Recent Balance Sheet, the Target has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing,

       (a) the Target has not experienced any change which has had a Material Adverse Effect on the Target or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Target or, after the Effective Time, on the Surviving Corporation;

       (b) the Target has not suffered any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance); and

       (c) the Target has not suffered any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Target or the Surviving Corporation.

4.11.  ASSETS.

       (a) Except as set forth in Section 4.11 of the Target Disclosure Letter, the Target has good and marketable title to all of its assets and properties whether or not reflected in the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Lien, other than Permitted Liens. "Permitted Liens" means (i) liens securing specific Liabilities shown on the Most Recent Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Target as currently conducted; and (iv) liens for current taxes not yet due and payable.

       (b)    The Target does not own any real property.  Except as set forth
Section 4.11 of the Target Disclosure Letter, all real properties leased by the Target, are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects. Except as set forth in Section 4.11 of the Target Disclosure Letter, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. Except as set forth in Section 4.11 of the Target Disclosure Letter, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Neither the Target nor any Shareholder is a foreign person, as the term foreign person is defined in
Section 1445(f)(3) of the Code.

       (c) Machinery, equipment, vehicles and other personal property used by the Target (whether or not reflected on the Most Recent Balance Sheet or acquired after the date thereof) are in good operating condition and repair and fit for the intended purposes thereof, and no maintenance, replacement or repair has been deferred or neglected.

       (d) The Target owns or leases all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Target as presently conducted. The Target does not own or lease any assets or properties that are not used in the ordinary course of the Target's business. All leasehold interests relating to real property, machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach, or default thereof or thereunder.

       Upon the Closing of the transactions contemplated by this Agreement, no Shareholder will have any claim against any of the assets of the Surviving Corporation or Company as a result of any buy-sell, tax sharing or other similar agreement among the Shareholders.

4.12.  INTELLECTUAL PROPERTY.

       (a) Section 4.12 of the Target Disclosure Letter contains a listing of all (i) patents, patent applications (collectively the "Patents"), (ii) copyrights, copyright applications (the "Copyrights"), (iii) tradenames, registered and common law trademarks, trademark applications (the "Trademarks"),
(iv) service marks, service mark applications (the "Service Marks"), and (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "Trade Secrets") necessary or used in connection with the conduct of the business of the Target (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "Intellectual Property Rights "). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "Registered Intellectual Property Rights." The Intellectual Property Rights are sufficient to conduct the Target's business as presently conducted and as proposed to be conducted.

       (b) The Target owns, has the unrestricted right to use and has sole and exclusive possession of and has good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens.

       (c) All Registered Intellectual Property Rights are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents are valid and enforceable and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Shareholders' knowledge is any such action threatened with respect to any of the Patents. No application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. No Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. The Trademarks are valid and enforceable and no person holds any infringing or potentially infringing trademark and, to the Shareholders' knowledge, no application for any infringing or potentially infringing trademark has been made.

       (d) A copy of all documentation relating to the Trade Secrets have been furnished to the Company. Such documentation is current, accurate, complete in all material respects and in sufficient detail and content to explain all material aspects of the Trade Secrets and to allow its full and proper use without reliance on the memory of others. The Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Target or to the detriment of the Target. The Target has taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

       (e) Except as set forth in Section 4.12 of the Target Disclosure Letter, the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Target as presently conducted and as proposed to be conducted does not and will not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "Third Party Intellectual Property Rights"). The
Target is not using any confidential information or trade secrets of others.

       (f) All agreements relating to licenses of Intellectual Property Rights granted by or to the Target or any of the Shareholders are set forth on
Section 4.12 of the Target Disclosure Letter.  All such licenses set forth in
Section 4.12 of the Target Disclosure Letter are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by the Target or by any other party thereto. There are no outstanding and, to the knowledge of the Shareholders', no threatened disputes or disagreements with respect to any such agreement.

       (g) Except as set forth in Section 4.12 of the Target Disclosure Letter, the Target is not obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

       (h) Except as set forth in Section 4.12 of the Target Disclosure Letter, all employees, contractors and consultants of the Target involved in the technical or scientific aspects of the business of the Target have executed written agreements with the Target which assign to the Target all rights to any inventions, improvements, discoveries or information. No employee, contractor or consultant of the Target has entered into any agreement which restricts or limits in any way the scope or type of work in which such employee, contractor or consultant may be engaged or requires such employee, contractor or consultant to transfer, assign or disclose information concerning such employee's, contractor's or consultant's work to anyone other than the Target.

4.13.  INVENTORIES.

       Except as set forth in Section 4.13 of the Target Disclosure Letter, all work in process as of the date of the Most Recent Balance Sheet is, and as of the Effective Time will be, valued in accordance with GAAP. Except as set forth in the Target Disclosure Letter, all inventory of Target, whether reflected in the Most Recent Balance Sheet or otherwise, consists of a quality and quantity useable and saleable in the ordinary course of business.

4.14.  TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE AND PAYABLES.

       (a) Section 4.14 of the Target Disclosure Letter contains a listing of all of the receivables, if any, of the Target. Except as set forth in Section
4.14 of the Target Disclosure Letter, (i) the Target has good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "Account Receivables"); (ii) none of such Account Receivables is subject to any Lien, other than Permitted Liens; (iii) all of the Account Receivables owing to the Target constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor is delinquent in payment by more than 30 days; (v) the aging schedule of the Account Receivables of the Target attached to the Target Disclosure Letter is complete and accurate; and (vi) the reserve established by the Target on the Most Recent Balance Sheet is adequate to cover any doubtful accounts.

       (b) The Target Disclosure Letter contains a listing of all trade accounts payable and notes payable of the Target reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "Account Payables"). All such Accounts Payables arose from bona fide transactions in the ordinary course of the Target's business and, except as set forth in Section 4.14 the Target Disclosure Letter, no such Account Payable is delinquent by more than 30 days in its payment.

4.15.  CONTRACTS.

       (a) Section 4.15 of the Target Disclosure Letter contains an accurate and complete list and description of:

              (i) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by the Target, except for items having a value of less than $5,000 which do not, in the aggregate, have a total value of more than $25,000, setting forth with respect to all such listed property a summary description of all leases, Liens, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

              (ii) All real property in which the Target has a leasehold or other interest or which is used by Target in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which the Target claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Target has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

              (iii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds, options, warrants or other securities of the Target or pursuant to which the Target has acquired any substantial portion of its business or assets.

              (iv) All contracts, agreements, commitments or understandings that restrict the Target from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

              (v) All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $10,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other Liability at or any time after the Closing.

              (vi) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation and other bonus practices, to which the Target is a party or is bound or which relate to the operation of the Target's business.

              (vii) All contracts, commitments, agreements and arrangements with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
       Section 280G of the Code.

              (viii) The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from the Target is currently at the rate of more than Fifty Thousand Dollars ($50,000) per annum.

              (ix)   The names of all of the Target's directors and officers.

              (x) All contracts, agreements and commitments, whether written or oral, relating to the sale of the Target's products, including, without limitation, any sales representative, distributor or reseller agreements (the "Sales Agreements").

              (xi) All contracts, agreements and commitments, whether or not fully performed, relating to or arising out of the business of the Target and not otherwise disclosed pursuant to this Section 4.15.

       (b) All contracts, agreements, leases, licenses and commitments (the "Assumed Contracts") required to be listed on Sections 4.12(f), 4.12(g) and 4.15 of the Target Disclosure Letter (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Except as otherwise specified in Section 4.15 of the Target Disclosure Letter, none of the Assumed Contracts contain a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. The Target is not in breach, violation or default, however defined, in the performance of any of its obligations under any Assumed Contract, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. None of the Assumed Contracts is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Target's business, properties, assets, earnings or prospects or likely, either before, with respect to the Target, or after, with respect to the Surviving Corporation, the Effective Time, to result in any material loss or Liability. All of the Sales Agreements are terminable by the Target without notice and without Liability of any kind. None of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Buyer and initialed by the Target's Secretary and identified with a reference to this Section 4.15 of this Agreement.

4.16.  ENVIRONMENTAL LAWS AND REGULATIONS.

       Except as set forth in Section 4.16 of the Target Disclosure Letter, (a) Target is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Target of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and
(b) Target has received no written notice of, or to the knowledge of Target, is not the subject of, any actions, causes of action, claims, investigations, demands, or notices by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims").

4.17.  TAX MATTERS.

       Except as set forth in Section 4.17 of the Target Disclosure Letter:

       (a) There have been properly completed and duly filed on a timely basis and in correct form, all Tax Returns required to be filed on or prior to the date hereof by the Target or the Shareholders with respect to Taxes of the Target. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Target or any other information required to be shown thereon. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Target for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this subsection 4.17(b).

       (b) With respect to all amounts in respect of Taxes imposed upon the Target or the Shareholders, or for which the Target or the Shareholders are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Target or the Shareholders to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of the Target. The Target has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

       (c) Except as set forth in Section 4.17 of the Target Disclosure Letter, neither the federal Tax Returns of the Target (and of the Shareholders to the extent the operations of the Target are reflected in the Shareholders' Tax Returns) nor any state or local Tax Returns of the Target have been examined by the Internal Revenue Service or any similar state or local Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in Section 4.17 of the Target Disclosure Letter, all deficiencies and assessments of Taxes of the Target (or any of the Shareholders to the extent attributable to the business or operations of the Target) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Target or any Shareholder of any intention to make an examination of any Taxes by any Authority. Except as set forth in Section 4.17 of the Target Disclosure Letter, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

       (d) For purposes of computing Taxes and the filing of Tax Returns, the Target has not failed to treat as "employees" any individual providing services to the Target who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

       (e) For purposes of this Agreement, the term "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies or any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. In addition, the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

4.18.  BENEFIT PLANS.

       Except as set forth in Section 4.18 of the Target Disclosure Letter, neither the Target nor any affiliate of the Target sponsors, maintains, contributes to or is required to contribute to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There are no facts or circumstances which could, directly or indirectly, subject the Company or any of its affiliates (including the Surviving Corporation after the Effective
Time) to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Target or any affiliate, to which the Target or any affiliate is a party or with respect to which the Target or any affiliate could have any liability.

4.19.  LABOR MATTERS.

       Except as set forth in Section 4.19 of the Target Disclosure Letter:

       (a) the Target is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

       (b) there is no unfair labor practice complaint against the Target pending or threatened before the National Labor Relations Board or any other comparable Authority;

       (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Target;

       (d) no labor representation question exists respecting the employees of the Target and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Target;

       (e) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims there for exist or have been threatened;

       (f) no collective bargaining agreement is binding and in force against the Target or currently being negotiated by the Target;

       (g) the Target has not experienced any significant work stoppage or other significant labor difficulty;

       (h) the Target is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; and

       (i) upon termination of the employment of any person, neither the Target, the Company or any subsidiary or affiliate of the Company (including the Surviving Corporation after the Effective Time) will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments.

4.20.  PERMITS AND OTHER OPERATING RIGHTS.

       Except as set forth in Section 4.20 of the Target Disclosure Letter, the Target does not require the Consent of any Authority to permit it to operate in the manner in which its business is presently being operated. The Target possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Target from being able to continue to use such permits and operating rights. "Consent" mans any consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Authority.

4.21.  INSURANCE.

       Section 4.21 of the Target Disclosure Letter contains an accurate and complete list of all policies of fire and other casualty, auto, liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Target. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither the Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof. Section 4.22 of the Target Disclosure Letter also describes any material self-insurance arrangements affecting the Target.

4.22.  BANK ACCOUNTS.

       Section 4.22 of the Target Disclosure Letter contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Target maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from the Target and a summary of the terms thereof.

4.23.  ABSENCE OF CERTAIN BUSINESS PRACTICES.

       Neither the Target, the Shareholders nor any director, officer, employee or agent of the Target, nor any other person acting on behalf of the Target or the Shareholders, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Target (or assist the Target in connection with any actual or proposed transaction) which (i) might subject the Target, the Shareholders, or the Company or any of its affiliates (including the Surviving Corporation after the Effective Time) to any damage or penalty in any civil, criminal or governmental litigation proceeding, (ii) if not given in the past, might have had an adverse affect on the assets, business or operations of the Target as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect the Target's assets, business, operations or prospects or which might subject the Target, the Shareholders or the Company or any of its affiliates (including the Surviving Corporation after the Effective Time) to suit or penalty in any private or governmental litigation or proceeding.

4.24.  ORDERS, COMMITMENTS AND RETURNS.

       Except as set forth in Section 4.24 of the Target Disclosure Letter, all accepted and unfulfilled orders for the sale of products with a customer and the performance of services entered into by the Target and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in Section 4.24 of the Target Disclosure Letter, there are no claims against the Target to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

4.25.  PRODUCTS AND WARRANTIES.

       Each product manufactured, sold, leased, or delivered by the Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and meets or exceeds the standards required by all Laws now in effect and neither the Target nor the Shareholders know of any pending legislation, ordinance or regulation, which if adopted, would have a Material Adverse Effect upon the products sold by the Target. The Target does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of it giving rise to any Liability) for replacement or repair of any product manufactured, sold, leased, or delivered by the Target or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Target Disclosure Letter includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

4.26.  YEAR 2000 COMPLIANCE.

       (a) Except as set forth in Section 4.26(a) of the Target Disclosure Letter each item of hardware, software or firmware (a "System") that is, or is part of, an asset of or any product or service designed, manufactured, sold or provided by, or is used in connection with the business of, the Target, is Year 2000 Compliant. For purposes of this Section 4.26, "Year 2000 Compliant" means that the System shall be able accurately to process (including without limitation calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the 20th and 21st centuries.

       (b) The Target does not know of any inability on the part of any such supplier, customer or service provider to timely ensure that its Systems are Year 2000 Compliant.

       (c) Except as disclosed in Section 4.26(c) of the Target Disclosure Letter, the Target is not a party to or bound by any contract which contains any representations, warranties, covenants or agreements regarding year 2000 compliance.

4.27   PRODUCT LIABILITY; AUTO LIABILITY AND WORKERS' COMPENSATION.

       The Target does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of: (i) any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Target; or (ii) any injury to individuals or property as a result of the ownership or lease by the Target of any automobile. Except as set forth in Section 4.27 of the Target Disclosure Letter there are no open workers' compensation claims against the Target.

4.28   CUSTOMERS.

       Except as set forth in Section 4.28 of the Target Disclosure Letter, the Target has not received any notice (written or oral) that any customer of the Target will terminate its relationship with the Target (or, after the Effective Time, with the Surviving Corporation) or, as the case may be, decrease its business with the Target or, after the Effective Time, with the Surviving Corporation, as a result of the transactions contemplated by this Agreement or for any other reason.

4.29   TRANSACTIONS WITH CERTAIN PERSONS.

       Except as set forth in Section 4.29 of the Target Disclosure Letter, during the past three years, the Target has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any Shareholder or (ii) any affiliate or associate of the Shareholders or any officer, director, member, shareholder, or partner of any affiliate or associate of either of the Shareholders (except with respect to compensation in the ordinary course of business for services rendered as an officer, director or employee of the Target). The Target does not owe any amount to, or have any agreement or contract with or commitment to, any of its officers, directors, shareholders, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Target. No part of the property or assets of any Shareholder or any direct or indirect subsidiary or affiliate or associate of any Shareholder is used by the Target.

4.30   BOOKS AND RECORDS.

       The books of account, minute books, stock record books, and other records of the Target, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Target contain accurate and complete records of all formal meetings held of, and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Board of Directors of the Target. At the Closing, all of those books and records will be in the possession of the Target.

4.31.  BROKERS OR FINDERS.

       Shareholders represent, as to themselves and Target, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.32   BUSINESS GENERALLY.

       Except as set forth in Section 4.32 of the Target Disclosure Letter, there has been no event, transaction or information which has come to the attention of the Shareholders which, as it relates directly to the business of the Target, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target or, after the Effective Time, the Surviving Corporation.

4.33   ACCREDITED INVESTOR; ACCESS TO INFORMATION; FULL KNOWLEDGE.

       (a) The common stock of the Company to be held by the Shareholders after the effective time pursuant to Section 2.1(a) hereof (the "Company Shares") will be held for each of the Shareholders own account for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act or any state securities or Blue Sky law and such Company Shares will not be sold or otherwise disposed of except in compliance with the Securities Act, or in reliance upon an exemption therefrom and in compliance with any state securities or Blue Sky laws. The Company Shares have not been registered under the Securities Act or any state securities or Blue Sky law.

       (b) Except as set forth in Section 4.33 of the Target Disclosure Letter, the Shareholders agree that each of them is an "accredited investor" within the meaning of Rule 501 of the Securities Act. Each of the Shareholders, either alone or with a representative, have such knowledge and experience in financial and business matters that the Shareholders are capable of evaluating the merits and risks of the prospective investment in the Company Shares and are able to bear the economic consequences thereof. In making the decision to invest in the Company Shares, each of the Shareholders have relied upon independent investigations made by them and, to the extent believed by the Shareholders to be appropriate, Shareholders' representatives, including each of the Shareholder's own professional, tax and other advisors. Each of the Shareholders is a resident of the State of Michigan.

       (c) The Shareholders and their representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from, Company and its representatives concerning the terms of the Merger, the Shareholders' investment in the Company Shares and the business of Company and such other information as each of the Shareholders desires in order to evaluate an investment in the Company Shares, and all such questions have been answered to the full satisfaction of the Shareholders. The Shareholders have evaluated the merits and risks of an investment in the Company Shares and have determined that the Company Shares are a suitable investment for the Shareholders in light of each of the Shareholders' overall financial condition and prospects. Each of the Shareholders have been furnished with all publicly available information about Company's assets, operations, and business activities which the Shareholders have requested and which the Shareholders consider necessary or relevant to enable each of the Shareholders to make a prudent decision about the sale of the Shares to Company and the Shareholders acquisition of the Company Shares. The Shareholders' acknowledge that they have reviewed the following reports filed by Company with the Securities and Exchange Commission during the past 12 months pursuant to Section 13(a) of the Securities Exchange Act of 1934:
Annual Report on Form 10-K for the year ended August 31, 1998, Quarterly Reports on Form 10-Q for the quarters ending November 30, 1998 and February
28 and May 31, 1999 and Proxy Statement for the 1999 Annual Meeting of Shareholders.

       (d) The Shareholders have not relied upon any representation or warranty from Company or any of its directors, officers, employees, agents, affiliates or representatives, with respect to the value of the Company Shares, other than as set forth in the publicly available information described in this
Section 4.32. Company has not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to the Shareholders regarding the value of the Company Shares or the tax consequences, if any, of the Merger or of the resale of the Company Shares by the Shareholders. Each of the Shareholders has been advised, and are aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of Company common stock.

       (e) The Shareholders acknowledge that the Company Shares may not be transferred or assigned without complying with federal securities laws. Each Shareholder has consented to the placing of the following legend on the certificates for the Company Shares.

       THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT DESCRIBING SUCH PROPOSED TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

4.34.  ACCURACY OF INFORMATION.

       No representation or warranty made by the Shareholders in this Agreement, the Target Disclosure Letter, or in any agreement, instrument, document, certificate, statement or letter furnished to the Company at or prior to the Closing by or on behalf of the Target or the Shareholders in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Company to which the Shareholders have knowledge related to the Target, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the knowledge of the Shareholders, in the future may have a Material Adverse Effect on the Target (or, after the Effective Time on the Surviving Corporation). The representations and warranties contained in this Article 4 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Company or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                       ARTICLE
                                          5.
                                      COVENANTS

5.1.   INTERIM OPERATIONS OF TARGET.

       Shareholders covenant and agree to cause the Target to conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts to preserve intact its goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it.

5.2.   ACCESS TO INFORMATION.

       Upon reasonable notice, the Target shall, and the Shareholders shall cause the Target to, afford to the Company and its officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to all its properties, books, contracts, commitments and records. Unless otherwise required by law and until the Effective Time the Company will hold any such information which is non-public in confidence and, in the event of termination of this Agreement, shall return all copies of such information and all analyses based thereon to the Target and shall not use such information for any purpose whatsoever.

5.3.   NO SOLICITATION.

       (a) Until the Effective Time or termination of this Agreement, whichever shall first occur, the Target and Shareholders will not, and the Shareholders will use all reasonable efforts to cause any officers, directors, employees, attorneys or other agents retained by the Target not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby).

       (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership of a 10% or greater equity interest in the Target pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Target including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a 10% or greater equity interest in the Target or (ii) all or substantially all of the business or assets of the Target (other than the transactions contemplated by this Agreement).

5.4    TAX MATTERS.

       (a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, will be made by the Target after the date of this Agreement.

       (b) The Target is not and has not been a "United States Real Property Holding Corporation" within the meaning of Internal Revenue Code Section 897(c)(2) and the Target will issue a statement dated not more than thirty (30) days prior to the Closing Date to that effect to the Company which conforms to Treasury Regulation Sections 1.445-2(c)(3) and 1.897-2(h) and allows the Company to avoid any withholding pursuant to Internal Revenue Code Section 1445 in connection with the transactions contemplated by this Agreement.

       (c) The Shareholders and the Company will: (i) each provide the other, and the Company will cause the Surviving Corporation to provide the Shareholders, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and the Company will cause the Surviving Corporation to retain and provide the Shareholders, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

       (d) Without limiting the generality of the foregoing, the Company will retain, and will cause the Surviving Corporation to retain, and the Shareholders will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which be relevant to such returns for all tax periods or portions thereof ending before or including the date hereof and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The Shareholders will request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than ten (10) years) and that such records be made available to the Company upon its request.

       (e) Except as provided herein below, the Target and the Shareholders will exercise complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding (at their sole cost and expense) that could result in a determination with respect to Taxes due or payable by the Company or the Target. The Shareholders will promptly notify the Company if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to items of Taxes of the Target, which assessments or adjustments could affect the Target following the date hereof or the Surviving Corporation after the Effective Time, and will consult with the Company with respect to any such proposed assessment or adjustment. The Company will notify Shareholders in writing promptly upon learning of any such inquiry, examination of proceeding. The Shareholders will not enter into any settlement or litigation with respect to an inquiry, examination or proceeding without the prior written consent of the Company, which consent will not be unreasonably withheld. In the event the Shareholders are not diligent or reasonable in their handling, disposition or settlement of any such governmental inquiry, examination or proceeding, Company will have the right, at Shareholders' expense, to pursue any and all remedies and actions available to it relating to such governmental inquiry, examination or proceeding and Shareholders will no longer exercise any control over such governmental inquiry, examination or proceeding.

       (f) The Company and the Surviving Corporation will file and control any Tax Returns required to be filed by the Surviving Corporation for periods beginning on or after the Closing Date. The Shareholders agree that they will provide, and will cause their accountants and other representatives to provide, to the Company on a timely basis the information, including but not limited to all work papers and records relating to the Target, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to: (i) the preparation of any and all Tax Returns, information returns and reports required to be filed by the Company or the Surviving Corporation with governmental agencies; and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by the Target, the Shareholders, their respective accountants or other representatives.

5.5    CONFIDENTIALITY AND PUBLICITY.

       The Shareholders, Target and the Company shall maintain the confidentiality of this Agreement except as described in this Section 5.5. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Representative and the Company. Thereafter, so long as this Agreement is in effect, none of the Shareholders, the Target, the Company nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

5.6    APPROVALS AND CONSENTS; COOPERATION.

       The parties hereto shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger.

5.7    AGREEMENTS REGARDING STOCK OPTIONS.

       (a) The Shareholders, directors and employees of the Surviving Corporation shall be eligible to participate in the Nicollet Process Engineering, Inc. 1995 Amended and Restated Stock Incentive Plan (the "Plan"). Pursuant to the Plan:

              (i) At the Closing, the Company shall grant to each Shareholder options to acquire 81,572 shares of common stock of the Company (an aggregate of 326,288 shares of common stock of the Company), at a price of 85 cents per share. The options shall be subject to the terms and conditions of the Plan, and shall vest evenly each quarter over a five year period following the date of Closing; provided, however, that the options shall not be exercisable with respect to any shares unless the Shareholder continues to be employed by the Company or an affiliate of the Company on the second anniversary of the date of Closing.

              (ii)   In addition to the options to be granted pursuant to
       Section 5.7(a)(i), options shall be issued to the Shareholders granting to each of them the right to purchase up to 81,572 shares of the Company's common stock (an aggregate of 326,288 shares of common stock of the Company) at a price of 85 cents per share. The grant of options for such additional shares will be conditioned upon the performance of the Surviving Corporation as compared to a three-year business plan that has been approved by the board of directors of the Target and the Company. Such additional options shall be granted in amounts up to 108,763 shares per year for each of the three years of the business plan. The options shall be earned based upon achieving revenue projection goals as follows:

              - 25% of annual allotment if the Surviving Corporation achieves 112.5% of Revenue Projection;

              - 50% of annual allotment if the Surviving Corporation achieves 125% of Revenue Projection;

              - 75% of annual allotment if the Surviving Corporation achieves 137.5% of Revenue Projection; and

              - 100% of annual allotment if the Surviving Corporation achieves 150% of Revenue Projection.

              "Revenue Projection" shall have the meaning set forth on Exhibit 5.7(a)(ii) hereto.

              All options granted pursuant to this paragraph shall be granted equally to the Shareholders of Target. Options not earned in any year shall expire.

              (iii) Options to purchase an aggregate of up to 291,286 shares of the Company's common stock at a price equal to the Fair Market Value of the Common Stock (as defined in the Plan) at the time such options are issued shall be issued to the persons named on

       Exhibit 5.7(a)(iii) within 60 months following the Effective Time. The Company's board of directors shall act in accordance with the directions received by the Shareholder Representative when determining the number of option shares granted to each of the persons named on Exhibit 5.7(a)(iii). The options granted pursuant to this Section 5.7(a)(iii) shall be subject to terms and conditions as specified by the Company's board of directors acting in accordance with the directions received by the Shareholder Representative at the time such options are issued.

              (iv) Options to purchase 5,000 shares (an aggregate of 35,000 shares) of the Company's common stock at a price equal to 85 cents per share shall be issued to each of the seven persons named on Exhibit 5.7(a)(iv) by the Company's board of directors, acting in accordance with the directions received by the Shareholder Representative. Such options shall be subject to terms and conditions as specified by the Company's board of directors acting in accordance with the directions received by the Shareholder Representative at the time such options are issued. To the extent that options to purchase shares of the Company's common stock are not granted by the Company's board of directors hereunder, the number of options shares not so granted shall be added to the options shares under Section 5.6(b)(iii).

       (b) The Company shall reserve for issuance pursuant to the options to be granted under Section 5.7 (a) and (b), 978,862 shares of its common stock and shall take such action as is necessary to assure the issuance of its common shares on the valid exercise of such options.

5.8.   COMPANY LOANS.

       At the Effective Time, the Company shall make available to the Surviving Corporation working capital loans in amounts up to and including $750,000 (this maximum amount includes, and is not in addition to, any amounts advanced to the Target by the Company prior to the Effective Time). All loans made to the Surviving Corporation will bear interest at the annual rate of 9% simple. All loans will be payable upon demand of the Company. At the request of the Company, the Surviving Corporation will issue a promissory note made payable to the Company (or its assignee) on terms consistent with the foregoing as evidence of such indebtedness.

5.9.   BONUS PLAN.

       The parties agree that the Surviving Corporation shall establish a bonus plan for the Shareholders providing for the award of annual cash bonuses based upon achievement of revenues and profits set forth in annual budgets approved by the Surviving Corporation's board of directors and the Company. Each Shareholder will be eligible to participate in such bonus plan so long as such Shareholder remains employed by the Surviving Corporation. All bonuses earned pursuant to such bonus plan will be in amounts up to 40% of each such Shareholder's base salary and shall be payable on a quarterly basis.

5.10.  FURTHER ASSURANCES.

       Each of the parties hereto agrees to use their respective commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Merger, which efforts shall include, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

5.11   EMPLOYMENT AGREEMENT.

       The employment agreements between each of the Shareholders and Target will expire 60 days following the Closing Date, notwithstanding the express provisions of such agreements. Within 60 days following the Closing Date, the Surviving Corporation and the Shareholders shall enter new employment agreements, the terms and conditions of which shall be negotiated and agreed upon in good faith by the Shareholders, the Company and the Surviving Corporation.

                                       ARTICLE
                                          6.
                                      CONDITIONS

6.1.   CONDITIONS TO EACH PARTY'S OBLIGATIONS.

       The respective obligation of each party to effect the Merger shall be subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Effective Time of the following conditions:

       (a) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Authority which prohibits, restricts or makes illegal the consummation of the Merger, PROVIDED, HOWEVER, that the parties shall have used their commercially reasonable best efforts to prevent any rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

       (b) the filing of a Certificate of Merger with the Secretary of State of the State of Michigan and the filing of Articles of Merger with the Secretary of State of the State of Minnesota;

       (c) all authorizations, approvals or consents required to permit the consummation of the Merger shall have been obtained and be in full force and effect; and

       (d) No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on Target's, or, after the Effective Time, the Surviving Corporation's, business, financial condition, prospects, assets or operations.

6.2.   CONDITIONS TO THE OBLIGATIONS OF THE TARGET AND THE SHAREHOLDERS.

       The obligations of the Target and Shareholders to effect the Merger are subject to the satisfaction (or waiver by the Representative and Target) at or prior to the Effective Time of the following further conditions:

       (a) the delivery to the Shareholders of certificates representing an aggregate of 704,345 shares of the Company's Common Stock, and options to acquire an aggregate 326,288 shares of the Company's Common Stock pursuant to
Section 5.7(a)(i).

       (b) the representations and warranties of Company and the Merger Sub contained in Article 3 shall be true and accurate as of the Effective Time as if made at and as of such time;

       (c) each of the Company and the Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company or the Merger Sub, as the case may be, at or prior to the Effective Time;

       (d) the Shareholders will have received from Oppenheimer, Wolff & Donnelly LLP, counsel to the Company, dated the Closing Date, substantially in the form and substance as set forth in Exhibit 6.2(d) hereto;

       (e) Target shall have received a certificate signed by two executive officers of the Company, dated as of the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Section 6.2(b) and Section 6.2(c) have been satisfied; and

       (f) there shall not have been any material adverse change in the business, financial condition or results of operations of the Company from the date hereof to the Closing Date.

6.3.   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

       The obligations of the Company and the Merger Sub to effect the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following further conditions:

       (a)    the delivery to the Company of the Certificates;

       (b) the representations and warranties of the Target and the Shareholders contained in Article 4 shall be true and accurate as of the Effective Time as if made at and as of such time;

       (c) the Target and Shareholders shall have performed in all material respects all of the obligations hereunder required to be performed by the Target and Shareholders at or prior to the Effective Time;

       (d) the Company shall have received a certificate signed by the Representative and an executive officer of the Target, dated as of the Closing Date, to the effect that, to the best of the Representative's and such executive officer's knowledge, the conditions set forth in Section 6.3(b) and Section 6.3(c) have been satisfied; and

       (e) there shall not have been any material adverse change in the business, financial condition or results of operations of the Target since the Most Recent Balance Sheet.

       (f) Company will have received from Varnum, Riddering, Schmidt & Howlett, counsel to Target, dated the Closing Date, substantially in the form and substance as set forth in Exhibit 6.3(e) hereto;

       (g) The Shareholders will have caused the Target to terminate all outstanding stock options, warrants, convertible securities and other rights to acquire capital stock of the Target; and

       (h) The Company will have received all information requested by it pursuant to Section 5.2 of this Agreement.

                                       ARTICLE
                                          7.
                                     TERMINATION

7.1    TERMINATION.

       Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

       (a) By the mutual consent of the Company, Shareholders, Target and the Merger Sub.

       (b) By either the Company, on the one hand, or the Target and the Shareholders, on the other hand:

              (i) if the Effective Time shall not have occurred on or prior to October 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1 (b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

              (ii) if any Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

       (b) By the Target and the Shareholders if the Company or the Merger Sub (i) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (ii) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by the breaching party through the exercise of the breaching party's commercially reasonable best efforts and for so long as the breaching party shall be so using its commercially reasonable best efforts to cure such breach, the Shareholders may not terminate this Agreement pursuant to this Section 7.1 (c).

       (d) By Company if the Target or Shareholders (i) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (ii) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or
Section 6.3 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by the Target or the Shareholders through the exercise of the Target's or Shareholders' commercially reasonable best efforts and for so long as the Target or Shareholders shall be so using their respective commercially reasonable best efforts to cure such breach, Company may not terminate this Agreement pursuant to this Section 7.1 (d).

7.3.   EFFECT OF TERMINATION.

       In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Shareholders, the Target, the Merger Sub or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to the Shareholders, the Target and the Company, the liability for willful breach of this Agreement.

                                       ARTICLE
                                          8.
                                       RELEASE

       The Shareholders hereby release the Company the Merger Sub and their respective subsidiaries (including the Surviving Corporation after the Effective
Time), officers, directors, shareholders, employees and affiliates (collectively, the "Released Parties") of and from any and all claims, complaints, causes of action or demands of whatever kind, known or unknown (collectively, the "Claims"), which any of the Shareholders has or may have as of, or prior to the Effective Time, against the Released Parties for any actions, conduct, decisions, behavior or events relating to or arising out of any of the Shareholders' status or relationship as an employee, officer, director or shareholder of the Target. The Shareholders understand that this release extends to, but is not limited to, Claims for breach of contract, breach of any express or implied promise, retaliation, breach of public policy, negligence, intentional infliction of emotional distress, defamation or any other tortious conduct or any Claims under the federal or state securities laws.

                                       ARTICLE
                                          9.
                                    MISCELLANEOUS

9.1.   AMENDMENT AND MODIFICATION.

       Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein.

9.2.   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This
Section 9.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

9.3.   NOTICES.
       All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)    if to Company or the Merger Sub, to:
              Roy Garcia
              TECHinspirations
              2665 South Bayshore Drive, Suite PH2B
              Coconut Grove, FL 33133
              Telecopy No.: (305) 913-3306

              with a copy to:
              Thomas Letscher, Esq.
              Oppenheimer Wolff & Donnelly, LLP
              Plaza VII Building
              45 South 7th Street, Suite 3400
              Minneapolis, MN  55402-1609
              Telephone No.: (612) 607-7000
              Telecopy No.:  (612) 607-7100

       and

       (b)    if to the Target or Shareholders, to:
              William Klco
              60 Monroe Center, N.W., Suite 8A
              Grand Rapids, Michigan 49503
              Telephone No.: (616) 233-1319
              Telecopy No.: (616) 456-5250
              with a copy to:

              Robert Diamond, Esq.
              Varnum, Riddering, Schmidt & Howlett
              333 Bridge St., N.W., Suite 1700
              Telephone No.: (616) 336-6000
              Telecopy No.:   (616) 336-7000

9.4.   COUNTERPARTS.

       This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5.   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

       This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, including, without limitation, all representations and warranties made by the parties in connection herewith, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6.   SEVERABILITY.

       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.7.   GOVERNING LAW.

       This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

9.8.   SPECIFIC PERFORMANCE.

       Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

9.9.   ASSIGNMENT.

       Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

9.10.  EXPENSES.

       All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby is consummated, it being understood that upon consummation of the Merger, all of the expenses of Target, up to a maximum of $25,000 shall be paid by the Surviving Corporation. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby of Target in excess of $25,000 shall be paid by the Shareholders.

9.11.  HEADINGS.

       Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

9.12.  WAIVERS.

       Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.



       IN WITNESS WHEREOF, Target, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         NICOLLET PROCESS ENGINEERING, INC.


                         By:
                              ---------------------------------------------
                              Evros Psiloyenis
                         Its: President


                         KNOWLEDGEWARE SOLUTIONS, INC.


                         By:
                              ---------------------------------------------
                         Its:
                              ---------------------------------------------

                         KNOWLEDGEWARE ACQUISITION CORP.


                         By:
                              --------------------------------------------
                              Evros Psiloyenis
                         Its: President



                                    SHAREHOLDERS:

---------------------------------       ------------------------------------
William Klco                            Kathy McFadden


---------------------------------       ------------------------------------
Steven Gauld                            Dane Powell

                                    EXHIBIT 2.2(a)



The number of shares of Company's Common Stock to be issued to each of the respective Shareholders is as follows

                  ----------------------------------------
                   Name                         Shares
                                              to be issued
                  ----------------------------------------
                   William Klco                 335,409
                  ----------------------------------------
                   Steven Gauld                 223,629
                  ----------------------------------------
                   Kathy McFadden               111,780
                  ----------------------------------------
                   Dane Powell                   33,527
                  ----------------------------------------

                                  EXHIBIT 5.7(a)(ii)


     The following revenue projections shall be used for purposes of Section 5.7(a)(ii):


     September 1, 1999 through August 31, 2000 total revenue target $1,309,191

     September 1, 2000 through August 31, 2001 total revenue target $3,784,760

     September 1, 2001 through August 31, 2002 total revenue target $7,368,939

                                  EXHIBIT 5.7(a)(iv)



                                   Cynthia Peterson
                                    Janese Branski
                                     Conan Venus
                                   Dale Richardson
                                    Heath Cleland
                                    Thomas O'Brien
                                      Bryan Cote


                                      -3-